Exhibit 10.11.1

C&F FINANCIAL CORPORATION AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT
September 20, 2011

To:           <<Name of Employee>>

The Compensation Committee (the “Committee”) of the Board of Directors of C&F Financial Corporation (the “Company”) has the authority to modify awards previously granted under the 1994 Incentive Stock Plan and the 2004 Incentive Stock Plan (either, the “Plan”), consistent with the terms of such Plan, and may do so without the consent of the award recipient provided the modification does not adversely affect the rights or obligations of the recipient.

The Committee has determined to amend the terms of the stock option awards listed below to remove the provision that upon exercise of the stock option, the recipient receives stock that is restricted (i.e., forfeitable) for six months following such exercise.  The Committee has determined that removing this restriction does not adversely affect your rights or obligations.

Effective September 20, 2011, each of the Incentive Stock Option Agreement(s) representing stock options awarded to you under the Plan on the Grant Date(s) listed below is amended as indicated below:

Grant Date	Number of Shares of the Company’s Common Stock	Exercise Price

The Incentive Stock Option Agreement(s) listed above is(are) amended to add a new paragraph 5(d) as follows:

“(d)           Effective September 20, 2011, paragraphs 5(a)-(c) shall cease to apply to this option.  Any shares of Common Stock previously acquired through the exercise of this option bearing the legend referenced in paragraph 5(c) shall have such legend removed as promptly as practicable.”

To evidence this amendment, the Company has signed this Amendment to Incentive Stock Option Agreement as of the date first above written. You do not need to sign this Amendment to Incentive Stock Option Agreement for it to be effective.

If you have any questions about your stock option awards or this Amendment, please contact [Name of Contact] by phone at (804) 843-2364 [Contact Extension] or by email at [Contact Email].

COMPANY: C&F FINANCIAL CORPORATION

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